UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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HESKA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 29, 2011
Dear Heska Stockholder:
I am pleased to invite you to attend the Annual Meeting of Stockholders of Heska Corporation to be held on Tuesday, May 3, 2011 at 9:00 a.m., local time, at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. This notice and all proxy materials in connection with this Annual Meeting are also available on https://materials.proxyvote.com/42805E.
Your vote is important. Whether or not you plan to attend the 2011 Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy or in person at the annual meeting. Please review the instructions in the proxy statement and on the proxy card regarding your voting options.
Thank you for your ongoing support of and continued interest in Heska.

Sincerely,

Robert B. Grieve
Chairman and Chief Executive Officer,
Heska Corporation
Loveland, Colorado
YOUR VOTE IS IMPORTANT
In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., local time, on Tuesday, May 3, 2011

PLACE	Heska Corporation 3760 Rocky Mountain Avenue Loveland, Colorado 80538

ITEMS OF BUSINESS	1. To elect two Directors to a three-year term.

2. To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as Heska Corporation’s independent registered public accountant.

3. An advisory vote with respect to discretionary voting by proxyholders, if other business properly comes before the 2011 Annual Meeting.

4. To consider such other business as may properly come before the 2011 Annual Meeting.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 16, 2011.

ANNUAL REPORT AND FORM 10-K	Our corporate 2010 Annual Report and annual report on Form 10-K for the year ended December 31, 2010, which are not a part of the proxy soliciting material, are enclosed.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the 2011 Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card.

March 29, 2011	By Order of the Board of Directors

Jason A. Napolitano
Executive Vice President, Chief Financial Officer
and Secretary, Heska Corporation
This proxy statement and accompanying proxy card are being distributed on or about March 29, 2011.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2011
The Proxy Statement, the Proxy Card and our annual report on Form 10-K for the year ended December 31, 2010 are available at https://materials.proxyvote.com/42805E.

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(Continued)

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2011 ANNUAL MEETING
Q:	Why am I receiving these materials?
A:	The Board of Directors (the “Board”) of Heska Corporation, a Delaware corporation (“Heska” or the “Company”), is providing these proxy materials for you in connection with Heska’s Annual Meeting of Stockholders (the “Annual Meeting”). The 2011 Annual Meeting will take place on Tuesday, May 3, 2011. As a stockholder, you are invited to attend the 2011 Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the 2011 Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information. Our corporate 2010 Annual Report, and annual report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission (the “SEC”), are also enclosed.
Q:	What items of business will be voted on at the 2011 Annual Meeting?
A:	The items of business scheduled to be voted on at the 2011 Annual Meeting are:
(1)	The election of two nominees to serve on our Board of Directors for a three-year term;

(2)	The ratification of our independent registered public accountant for fiscal 2011.

(3)	An advisory vote with respect to discretionary voting by proxyholders, if other business properly comes before the 2011 Annual Meeting. We will also consider other business that properly comes before the 2011 Annual Meeting.
Q:	How does the Board recommend I vote on the proposals?
A:	The Board recommends a vote FOR the election of each of the Director nominees, FOR the ratification of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as the Company’s independent registered public accountant and FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company’s stockholders, if other business properly comes before the 2011 Annual Meeting and you are voting by proxy.
Q:	Who is entitled to vote?
A:	Stockholders as of the close of business on March 16, 2011 (the “Record Date”) are entitled to vote at the 2011 Annual Meeting. As of the Record Date, 5,234,100 shares of our common stock were issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. A list of stockholders entitled to vote at the 2011 Annual Meeting will be available at the 2011 Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, by contacting our Secretary.
Q:	Will you be able to confirm I am a stockholder entitled to vote if I attend the 2011 Annual Meeting in person?
A:	If you are a stockholder entitled to vote and attend the 2011 Annual Meeting in person, we expect to be able to confirm you as such only under certain limited circumstances. A list of stockholders is maintained and provided to us by Computershare Trust Company (“Computershare”), our registrar and transfer agent. This list forms the basis for tracking votes from given shares. We, through Computershare, should be able to confirm you are a stockholder entitled to vote if you hold shares registered in your name with Computershare (“Registered” shares). However, a large portion of our shares are held by Cede & Co., a nominee of Depository Trust Company (“DTC shares”) — as we believe is typical for publicly traded companies. We believe DTC shares are more conveniently publicly traded than other Registered shares and thus represent most of our daily trading volume. If a broker buys a position in DTC shares from another broker, we believe the identity of the parties is typically not reported to Computershare or us. We believe Depository Trust Company maintains records of the DTC shares allocated to different entities, such as brokers and banks, and in the case of a broker buying a position in DTC shares from another broker will record an increase in the number of DTC shares allocated to the first broker equal to the number of shares involved as well as a corresponding decrease in the number of shares allocated to the second broker. DTC shares allocated to a given broker in this way may represent many client accounts for which the broker or the broker’s agent maintains internal records, which we do not believe are generally shared with Depository Trust Company or Computershare. If your shares are held through a broker, bank or other nominee and are not registered in your name with Computershare, such shares are herein referred to as being held in “Street Name”, and you probably received these materials through such broker, bank or other nominee. Computershare will generally not be able to identify the holders of shares held in Street Name as stockholders entitled to vote without further arrangements by the corresponding broker, bank or other nominee.

Q:	How can I tell if my shares are held in Street Name?
A:	If these proxy materials were mailed to you by an entity other than Computershare, your shares are probably held in Street Name. We believe most of our shares are held in Street Name.
Q:	How do I vote?
A:	There are two ways you can vote Registered shares:
(1)	Sign and date each proxy card you receive and return it in the postage prepaid envelope; and

(2)	Vote in-person at the 2011 Annual Meeting.
If you have shares held in Street Name, you should vote the shares via the procedures adopted by your broker, bank or other nominee. This may include proxy voting communicated by mail, the internet or telephone. If you wish to vote these shares at the 2011 Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2011 Annual Meeting.
Q:	How can I change my vote or revoke my proxy?
A:	For Registered shares, you have the right to revoke your proxy and change your vote at any time before the meeting by notifying our Secretary, or returning a later-dated proxy card. You may also revoke your proxy and change your vote by voting in person at the meeting.
For shares held in Street Name, you should follow any corresponding procedures adopted by your broker, bank or other nominee. These may include procedures as simple as a later vote via the internet or telephone to change your vote.
Q:	Who can help answer my questions?
A:	If you have any questions about the 2011 Annual Meeting or how to vote or revoke your proxy, you should contact:
Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272
If you need additional copies of this proxy statement or voting materials, please contact our Secretary as described above.
Q:	What does it mean if I get more than one proxy card?
A:	It means that you hold shares in more than one account. Sign and return all proxies to ensure that all of your shares are voted.
Q:	Who will serve as inspector of elections?
A:	The inspector of elections is to be a representative of Computershare.
Q:	What are the quorum and voting requirements for the 2011 Annual Meeting?
A:	The quorum requirement for holding the 2011 Annual Meeting and transacting business is that holders of a majority of the outstanding shares of our common stock entitled to vote must be present in person or represented by proxy at the meeting.

We intend to count shares underlying proxies containing a “for”, “withhold”, “against” or “abstain” vote, as well as any signed and returned proxies without any voting instructions as “present” for purposes of determining a quorum.

We will consider an abstention or a non-vote on a given matter to be a forfeiture of the right to vote on that matter and a forfeiture of the voting power present at the 2011 Annual Meeting underlying the forfeited votes regarding that matter. Accordingly, if you abstain or do not vote on a given matter, your shares will not be voted “for” or “against” that matter and will not be considered as present and entitled to vote on that matter. An abstention or a non-vote on any matter will not affect your ability to vote on any other matter.
If you hold shares in Street Name through a broker, bank or other nominee, your broker, bank or nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker, bank or nominee specific instructions, your underlying shares may not be voted on those matters and, if so, will not be considered as present and entitled to vote with respect to those matters. In some cases, your broker, bank or other nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to any matters to be acted upon and, in the absence of specific instructions from you, may not vote or submit a proxy card to anyone at all regarding these matters. In such a circumstance, your underlying shares will not be considered present at the Annual Meeting in person or by proxy and will not be voted on any matters to be acted upon therein.
The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the 2011 Annual Meeting. Election of Directors will be determined by a plurality of the votes of the shares present in person or by proxy, and entitled to vote, on the election of Directors. The ratification of our independent registered public accountant for 2011 is to be approved by the affirmative vote of a majority of the shares having voting power present in person or by proxy, and entitled to vote, on the subject matter.
Q:	Who can attend the 2011 Annual Meeting?
A:	All stockholders as of the Record Date can attend. If you wish to vote your shares at the 2011 Annual Meeting and your shares are held in Street Name by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2011 Annual Meeting.
Q:	What happens if additional matters are presented at the 2011 Annual Meeting?
A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2011 Annual Meeting. If other business properly comes before the 2011 Annual Meeting, we will first conduct an advisory vote of the stockholders who have granted us a proxy regarding the preference of these stockholders regarding the manner in which the below persons named as proxyholders exercise their voting discretion, and then proceed to consideration of the other business which has properly come before the 2011 Annual Meeting. If you grant a proxy, the persons named as proxyholders — Robert B. Grieve, Ph.D., our Chairman and Chief Executive Officer, Jason A. Napolitano, our Executive Vice President, Chief Financial Officer and Secretary and Michael A. Bent, our Vice President, Principal Accounting Officer and Controller — will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. It is important to note that while the proxyholders may consider the advisory vote in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of any outcome of the advisory vote.
Q:	What happens if one or more of the nominees for Director is unable to stand for election?
A:	If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders, Dr. Grieve, Mr. Napolitano and Mr. Bent, will vote your proxy for such other candidate or candidates who may be nominated by the Board.
Q:	Where can I find the voting results of the meeting?
A:	We intend to announce preliminary voting results at the 2011 Annual Meeting, and publish final voting results in an 8-K filing with the SEC within 4 business days of the 2011 Annual Meeting. If final voting results are not available within 4 business days of the 2011 Annual Meeting, we intend to publish preliminary voting results in an 8-K filing with the SEC on the fourth business day following the 2011 Annual Meeting and then publish final voting results in an 8-K filing with the SEC within 4 business days of the final voting results becoming known.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?
A:	You may submit proposals, including Director nominations, for consideration at future stockholder meetings. All proposals or nominations should be addressed to: Secretary, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.
Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Secretary at our principal executive offices under either (1) Rule 14a-8 under the Securities Exchange Act of 1934, as amended (a “Rule 14 Proposal”) or (2) the bylaws of Heska (a “Bylaws Proposal”). A Rule 14 Proposal must be received by our Secretary at our principal executive offices no later than November 26, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable period of time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a Bylaws Proposal, the stockholder must deliver a written notice of intent to propose such action in accordance with our bylaws, which in general require that the notice be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to stockholders. These proxy materials for the 2011 Annual Meeting are to be mailed on March 29, 2011. This means that for the 2012 Annual Meeting, that any such proposal must be received no earlier than December 30, 2011 and no later than January 29, 2012.
Director Nominees: You may propose Director candidates for consideration by the Board’s Corporate Governance Committee. Any such recommendations should be directed to our Secretary at our principal executive offices. In addition, you may nominate a Director for consideration by Heska’s stockholders if you give timely and adequate notice to our Secretary of your intention to make such nomination in accordance with our bylaws, which require that the notice be received by the Secretary within the time periods described above under “Stockholder Proposals” and with the detail regarding your nomination as is required by our bylaws.
Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating Director candidates. A copy of our bylaws has also been filed with the SEC with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. This document is accessible at the website of the SEC at www.sec.gov.
Q:	Who bears the costs of soliciting votes for the 2011 Annual Meeting?
A:	Heska is making this solicitation and will pay the entire cost of preparing, printing, assembling and mailing these proxy materials. In addition to the mailing of these proxy materials, certain of our Directors and employees may solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile. No additional compensation will be paid to these people for such solicitation. We may enlist the assistance of brokerage firms, fiduciaries, custodians and other third party solicitation firms in soliciting proxies. If we elect to engage any such assistance, our arrangements with the solicitation firm(s) will be on customary terms and conditions, the anticipated cost of which is not anticipated to be material to us. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

BOARD STRUCTURE AND COMMITTEES
Our Board is divided into three classes serving staggered three-year terms. Our Board has three standing Committees, each of which is chaired by an independent Director: (1) Audit (the “Audit Committee”), (2) Compensation (the “Compensation Committee”) and (3) Corporate Governance (the “Corporate Governance Committee”). The membership during 2010 and the function of each Committee are described below. Our Board held six meetings during 2010. Our Board currently has six Directors: Robert B. Grieve, Ph.D., Chairman, William A. Aylesworth, Peter Eio, G. Irwin Gordon, Louise L. McCormick and John F. Sasen, Sr. All of our Directors in 2010 attended our last annual meeting of stockholders and at least 75% of all Board and applicable Committee meetings.
Board Leadership Structure
Since May 2000, Dr. Grieve has served as both our Chairman and Chief Executive Officer and we believe the Company has benefited from the efficiencies inherent in combining these roles during this time period. In 2010, we amended our bylaws to allow our Board to formally choose a Lead Director. The Lead Director is expected to chair sessions involving only the independent Directors, among other responsibilities as the Board may provide. Mr. Aylesworth has served as our Lead Director since our 2010 Annual Meeting on May 4, 2010. We believe our Lead Director function serves to simplify communications between management and the independent Directors, enhance our Board’s operations, in particular in situations where it is appropriate for the independent Directors to act without management involvement, and increase the credibility of the Company’s independent Director oversight function.
Board Risk Oversight
Our business, including risk oversight, is conducted with the advice, counsel and direction of our Board. The formal channel for risk-related information to be communicated to our Board is through our Chief Executive Officer. Our Chief Executive Officer periodically conveys the Company’s risks, including credit risks, liquidity risks and operational risks to the Board at Board meetings and through other forms of communication, such as email, as appropriate. Our Board may also discuss the Company’s risks with other members of management as directed by our Chief Executive Officer or as part of another Board function. For example, our Chief Financial Officer and our Controller have both discussed credit risk with Directors during Audit Committee meetings primarily focused on accounting determinations.
Board Independence
Our Board has determined that each of the Directors standing for re-election has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market listing standards (the “Nasdaq Listing Standards”). Furthermore, the Board has determined that, with the exception of Dr. Grieve, Heska’s Chairman and Chief Executive Officer, all current members of the Board meet the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Audit Committee
Our Audit Committee has the following responsibilities:
•	appoint and replace our independent auditors;

•	compensate and oversee the work of our independent auditors;

•	oversee and monitor the integrity of our annual and quarterly financial statements;

•	review and discuss with management and our independent auditors significant financial reporting issues and critical accounting policies and practices;

•	oversee and monitor the qualifications, independence and performance of our independent auditors;

•	oversee and monitor our internal accounting and financial controls; and

•	provide the results of examinations and recommendations derived therefrom to the Board.
During 2010, our Audit Committee met five times. Our Audit Committee consisted of Mr. Aylesworth, as Chairman, Mr. Eio and Ms. McCormick prior to our 2010 Annual Meeting on May 4, 2010 and Mr. Eio, as Chairman, Mr. Aylesworth and Ms. McCormick beginning at our 2010 Annual Meeting.
Our Board has determined that each of the current members of our Audit Committee meets the requirements of “independence” as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards. Our Board has also determined that William A. Aylesworth is an audit committee financial expert within the meaning of the rules and regulations promulgated by the SEC and he has accounting and related financial management expertise within the meaning of the Nasdaq Listing Standards.
Our Audit Committee has a written charter, which is available on our website at www.heska.com (under Investors — Corporate Governance). The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Compensation Committee
Our Compensation Committee has the following responsibilities:
•	discharge the Board’s responsibilities relating to compensation of our Executive Officers, including our Chief Executive Officer;

•	oversee all compensation programs involving the use of our stock; and

•	produce an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.
During 2010, our Compensation Committee met five times. Our Compensation Committee consisted of Mr. Eio, as Chairman, Mr. Gordon and Mr. Sasen prior to our 2010 Annual Meeting on May 4, 2010 and Mr. Gordon, as Chairman, Mr. Eio and Mr. Sasen beginning at our 2010 Annual Meeting.
Our Board has determined that each of the current members of our Compensation Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Our Compensation Committee has a written charter, which is available on our website at www.heska.com (under Investors — Corporate Governance). The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance Committee
Our Corporate Governance Committee has the following responsibilities:
•	assist our Board by identifying qualified candidates for Director, and select the Director nominees for each annual meeting of stockholders;
•	lead our Board in its annual review of our Board’s performance;
•	recommend Director nominees to our Board for each Board Committee; and
•	develop and recommend to our Board the corporate governance guidelines applicable to the Company.
During 2010, our Corporate Governance Committee met four times. Our Corporate Governance Committee consisted of Mr. Sasen, as Chairman, Mr. Gordon and Ms. McCormick prior to our 2010 Annual Meeting on May 4, 2010 and Ms. McCormick, as Chairwoman, Mr. Gordon and Mr. Sasen beginning at our 2010 Annual Meeting.
Our Board has determined that each of the current members of our Corporate Governance Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Our Corporate Governance Committee has a written charter, which is available on our website at www.heska.com. In addition, our Corporate Governance Committee prepared, and our full Board has approved, Corporate Governance Guidelines outlining the qualifications, responsibilities and other issues related to our Board’s governance role and functions. The document is also available on our website at www.heska.com (under Investors — Corporate Governance). The references to the Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Director Qualification and Nomination
All of our Directors have served on our Board for over a year and have gained Company and industry specific knowledge as a result. The experience, qualifications, attributes or skills that qualify our Directors to serve on our Board are discussed on a Director-by-Director basis in the “Election of Directors” section of this document as well as in this “Board Structure and Committees” section. None of our Directors is serving as a result of one specific qualification. It is the breadth of their individual experiences and the manner in which they complement each other as a group that make them individually and collectively attractive Directors.
Our Corporate Governance Committee does not have an established policy for minimum qualifications of Director nominees or appointees. However, pursuant to our Corporate Governance Committee Charter, we believe that it is in the best interests of the Corporation and its stockholders to obtain highly qualified candidates for the Board. Our Corporate Governance Committee seeks candidates with excellent decision-making ability, business experience, relevant experience, personal integrity and reputation as candidates for nomination and appointment.
Our Corporate Governance Committee does not have an established policy for diversity of Director nominees or appointees. However, we believe diversity is inherent in our approach of seeking high quality individuals with complementary skills to create a group dynamic and decision making process that is even stronger than would be obtained by the mere summation of its individual contributors in isolation.

Our Corporate Governance Committee does not have a formalized process for identifying and evaluating nominees or appointees for Director. Our Corporate Governance Committee determines desired Board member skills and attributes and conducts searches for prospective Director candidates whose skills and attributes reflect those desired. This analysis may start with a Board evaluation, including determination of areas of strength and areas for improvement. Particular skills and experience may be desired in areas of improvement. Our Corporate Governance Committee may determine guidelines and parameters for a search for an individual with the desired skills and experience. Our Corporate Governance Committee will evaluate candidates identified by its own initiative as well as candidates referred to it by other members of the Board, by the Company’s management, or by external sources. Our Corporate Governance Committee has utilized a third-party executive search firm in the past to identify candidates as well as other sources such as the National Association of Corporate Directors Registry® database.
Our Corporate Governance Committee will also consider nominees recommended by stockholders provided such recommendations are made in accordance with our bylaws and the procedures described in this proxy statement under “Questions and Answers About the Proxy Materials and the 2011 Annual Meeting.” Although to date no stockholder has presented any candidate for Board membership to us, it is expected that recommendations from stockholders would generally be considered in the same manner as recommendations by a Director or an Officer of the Company.
Stockholder Communication with our Board
Stockholders can contact our Board, any Committee thereof, or any Director in particular, by writing to them, c/o Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management.

DIRECTOR COMPENSATION
The form and amount of compensation paid to the non-employee Directors is reviewed from time to time by our Corporate Governance Committee. Any revisions to our Director Compensation policy have been recommended by our Corporate Governance Committee and approved by our Board.
In 2010, our sole employee Director did not receive any separate compensation for his Board activities. Non-employee Directors received the compensation described below.
On each date of our Annual Meeting, each continuing non-employee Director who was a Director immediately prior to the Annual Meeting automatically receives options to purchase shares of our common stock valued at $37,500, subject to a maximum grant of options to purchase 5,000 shares of our common stock. These grants are to be immediately exercisable and to vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting for the year following the year of grant for the award. Any new non-employee Directors appointed or elected to our Board will be automatically granted options to purchase shares of our common stock valued at $37,500, subject to a maximum grant of options to purchase 5,000 shares of our common stock. Any such grant is to be immediately exercisable and to vest over a period of four years in equal annual installments. The value for options granted pursuant to this paragraph is to be determined pursuant to our option valuation policy at the time of issuance.
Each non-employee Director is also entitled to an annual cash retainer in the amount of $30,000. Beginning July 1, 2011, the annual cash retainer is to increase to $31,500. The Company pays the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service to the Company as a non-employee Director on such date.
Our Lead Director is entitled to an annual cash retainer in the amount of $10,000 (the “Lead Retainer”). The Company is to pay the Lead Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as Lead Director on such date. The first Lead Retainer payment was made on July 1, 2010 following our Lead Director assuming the role in May 2010. In addition, each non-employee Director who serves as Chairperson of a Board Committee is entitled to an annual cash retainer in the amount of $2,500 (the “Chair Retainer”). The Chair Retainer is to increase to $4,500 beginning July 1, 2011. The Company pays the Chair Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as Chairperson of such Committee on such date. Each non-employee Director who serves on a Board Committee is entitled to an annual cash retainer of $2,500 (the “Committee Retainer”). The Committee Retainer is to increase to $3,000 beginning July 1, 2011. A non-employee Director who is also the Chairperson of a Committee shall be entitled to the Committee Retainer in addition to the Chair Retainer. The Company pays the Committee Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as a member of such Committee on such date. Non-employee Directors will also continue to be reimbursed for customary and usual travel expenses.

The following tables provide information for fiscal 2010 compensation for non-employee Directors who served during fiscal 2010.
Director Compensation (1)

					Change in
	Fees				Pension
	Earned				Value and
	Or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($) (2) (3)	($)	Earnings	($)	($)
William A. Aylesworth	38,750	—	16,065	—	—	—	54,815
Peter Eio	37,500	—	16,065	—	—	—	53,565
G. Irwin Gordon	36,250	—	16,065	—	—	—	52,315
Louise L. McCormick	36,250	—	25,434	—	—	—	61,684
John F. Sasen, Sr.	36,250	—	16,065	—	—	—	52,315
2010 Equity Grants to Directors

		Number of		Grant Date
		Securities	Exercise	Fair Value of
		Underlying	Price	Option Award
Name	Grant Date	Options	($)	($) (3)
William A. Aylesworth	5/4/10	5,000	8.60	19,100
Peter Eio	5/4/10	5,000	8.60	19,100
G. Irwin Gordon	5/4/10	5,000	8.60	19,100
Louise L. McCormick	5/4/10	5,000	8.60	19,100
John F. Sasen, Sr.	5/4/10	5,000	8.60	19,100

(1)	Reimbursed travel expenses incurred in connection with Board and Board Committee meeting attendance are not included.

(2)	Represents cost recognized in 2010 for financial reporting purposes.

(3)	Grant date fair value of option awards are based on valuation techniques required by current accounting guidance which we use in preparing our financial statements (“Option Accounting Rules”). Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2010 in our Note 6 of the Notes to Consolidated Financial Statements.

PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is divided into three classes serving staggered three-year terms. Our amended and restated certificate of incorporation requires us to ensure each class is as nearly equal in number as possible. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.
The terms for two continuing Directors will expire at this 2011 Annual Meeting. Directors elected at the 2011 Annual Meeting will hold office for a three-year term expiring at our 2014 Annual Meeting (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).
Nominees for Three-Year Terms That Will Expire in 2014 (Class II)
Louise L. McCormick, age 68, has served us as a Director since January 2008. Ms. McCormick was with Aetna, Inc. for over 25 years in various finance, strategic planning and legal positions, including as Corporate Secretary and Securities Counsel, and Vice President, Strategy, Finance and Administration. Ms. McCormick retired from Aetna, Inc. in 2000. Since June 2005, Ms. McCormick has served as an independent Director of Foresters, a Toronto-based insurance company, and is a member of its Ethics, Governance and Compensation Committee. She also serves as a Director of a wholly-owned Foresters subsidiary and several non-profit and educational institutions. Ms. McCormick holds a J.D. from the University of Connecticut Law School and a M.S.T. and B.A. from the University of Florida.
John F. Sasen, Sr., age 68, has served us as a Director since October 1998. Since April 1998, he has served as Executive Vice President and Chief Marketing Officer of PSS/World Medical, Inc. (“PSS”), a medical supply distributor, and has held various other senior executive positions at PSS, including President and Chief Operating Officer, since 1993. From July 1993 to April 1998, Mr. Sasen served as a Director of PSS. Prior to joining PSS, Mr. Sasen was Vice President Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company, a manufacturer of health care products. Mr. Sasen was with Becton Dickinson for over 20 years. Mr. Sasen has developed and implemented executive and sales compensation programs in his career. In addition, Mr. Sasen serves as the Chairman of the Health Industry Distribution Association Education Foundation, Executive Director of the Health Industry Distributor Association, Director of Nova Vision, Inc. and Director of the Boys’ Home Foundation.
If any nominee is unable or declines to serve as Director at the time of the 2011 Annual Meeting, the proxyholders will vote for such other candidate or candidates who may be nominated by the Board.
Vote Required; Recommendation of our Board of Directors
The affirmative vote of a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors will be used to elect the nominees. Our Board of Directors unanimously recommends a vote FOR the election of its nominees, Ms. McCormick and Mr. Sasen, as our Directors.
Heska’s Directors listed below whose terms are not expiring this year will continue in office for the remainder of their terms in accordance with our bylaws. Information regarding the business experience and education of each of such Director is provided below.

Directors Whose Terms Will Expire in 2013 (Class I)
Peter Eio, age 69, has served us as a Director since October 2002. Mr. Eio served as the President of LEGO Systems, Inc., from 1989 to 2001 and was Managing Director of LEGO UK from 1982 to 1989. He also held various positions with International Playtex, Inc., in Scandinavia and the UK from 1971 to 1981. His previous experience includes marketing, sales and general management positions. Mr. Eio is also a Director of two private companies and serves on the Board of several charitable and educational organizations. Mr. Eio holds an honorary degree from Rensselaer Polytechnic Institute (Doctor of laws-honoris causa, 1996), attended the IMD Business School in Lausanne, Switzerland and received the Prince Henrik Medal of Honor for services to Danish industry in 1992.
G. Irwin Gordon, age 60, has served us as a Director since May 2001. Mr. Gordon is the founder and Managing Partner of Trion LLC, a consulting firm. From July 2000 until August 2001, Mr. Gordon served as President and Chief Executive Officer of Gruma Corporation, a food manufacturer. He also served as President and Chief Operating Officer of Suiza Foods Corporation, a food manufacturer and distributor, from February 1998 to October 1999. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon held various positions with subsidiaries of PepsiCo, Inc. (“PepsiCo”), including most recently as Senior Vice President Global Branding for Frito-Lay, Inc., from May 1996 to August 1997. From 1983 to 1992, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President Marketing, Sales and Technology for Frito-Lay International from 1992 to 1996. Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon holds an Education degree from the University of British Columbia and a Management Certificate from Stanford University.
Directors Whose Terms Will Expire in 2012 (Class III)
William A. Aylesworth, age 68, has served us as a Director since June 2000. Mr. Aylesworth served as Senior Vice President from 1988 to 2003 and Chief Financial Officer of Texas Instruments Incorporated from 1984 to 2003. He served as Treasurer of Texas Instruments from 1982 to 2002. From 1972 to 1982, he served in treasury services, and from 1967 to 1972, he held numerous assignments in control, manufacturing and marketing for Texas Instruments. He holds an M.S. in industrial administration from Carnegie Mellon University and a B.E.E. in electrical engineering from Cornell University.
Robert B. Grieve, Ph.D., age 59, one of our founders, currently serves as Chief Executive Officer and Chairman of the Board of Directors. Dr. Grieve was named Chief Executive Officer effective January 1999, Vice Chairman effective March 1992 and Chairman of the Board effective May 2000. Dr. Grieve also served as Chief Scientific Officer from December 1994 to January 1999 and Vice President, Research and Development, from March 1992 to December 1994. He has been a member of our Board of Directors since 1990. He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
Our Board of Directors is submitting the appointment of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as the Company’s independent registered public accountant for stockholder ratification at the 2011 Annual Meeting. EKS&H has served as our independent registered public accountant since March 31, 2006. A representative of EKS&H is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so. Such representative also is to be available to answer questions at the meeting.
Vote Required; Recommendation of our Board of Directors
Stockholder ratification of the appointment of EKS&H as our independent registered public accountant is not required by our bylaws or otherwise. Our Board, however, is submitting the appointment of EKS&H to the stockholders for ratification as a matter of good corporate governance practice. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote, on the subject matter is required to ratify the appointment of EKS&H as our independent registered public accountant for fiscal 2011. If the stockholders fail to ratify the appointment, our Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Our Board unanimously recommends a vote FOR the ratification of EKS&H as our independent registered public accountant for fiscal 2011.

POTENTIAL VOTE NO. 3
ADVISORY VOTE WITH RESPECT TO DISCRETIONARY VOTING BY PROXYHOLDERS
Other than the two items of business previously described in Proposal No. 1 and Proposal No. 2, we are not aware of any other business to be acted upon at the 2011 Annual Meeting. Since our 1997 initial public offering, only items that were described in the proxy materials made available to stockholders prior to the corresponding Annual Meeting or Special Meeting were resolved by a vote of our stockholders. While we have taken steps to ensure this remains the case, it is possible other business may properly come before our 2011 Annual Meeting, via the efforts of a stockholder or otherwise. In such a circumstance, our proxyholders — Robert B. Grieve, our Chairman and Chief Executive Officer, Jason A. Napolitano, our Executive Vice President, Chief Financial Officer and Secretary and Michael A. Bent, our Vice President, Principal Accounting Officer and Controller — will have the discretion to vote shares for which we have been granted a proxy as they may determine. As a matter of good corporate governance practice, we are asking stockholders to submit an advisory vote for the proxyholders’ consideration in such a circumstance. We will interpret a “for” vote as an indication that the stockholder’s preference is that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company’s stockholders, a “no” vote as an indication that the stockholder’s preference is that the proxyholders exercise their voting discretion against any proposal brought to a vote as outlined above, including a proposal the proxyholders otherwise believe to be in the best interests of the Company’s stockholders, and an “abstain” or non-vote as an indication that the stockholder does not wish to express preference regarding such a circumstance. It is important to note this is an advisory vote only, and that while the proxyholders may consider the advisory vote in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of any outcome of the advisory vote.
Recommendation of our Board of Directors
Our Board unanimously recommends a vote FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company’s stockholders, if other business properly comes before the 2011 Annual Meeting and you are voting by proxy.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables show the number of shares of our common stock beneficially owned as of March 15, 2011 by each of the Named Executive Officers listed in the Summary Compensation Table, each of our Directors, all of our Directors and Named Executive Officers as a group, and each person who is known by us to be the beneficial owner of more than 5% of our common stock. We had 5,234,100 shares outstanding on March 15, 2011.
Ownership Table

	Shares	Percentage
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned (1)	Owned (1)
State of Wisconsin Investment Board (2) P.O. Box 7842 Madison, WI 53707	887,375	17.0%
CMC Master Fund, L.P. (3) 525 University Avenue, Suite 1400 Palo Alto, CA 94301	779,046	14.9%
Zesiger Capital Group LLC (4) 320 Park Avenue, 30th Floor New York, NY 10022	544,370	10.4%
William A. Aylesworth (5)	66,978	1.3%
Peter Eio (5)	44,994	*
G. Irwin Gordon (5)	50,161	*
Robert B. Grieve, Ph.D. (5)(6)	303,011	5.5%
Louise L. McCormick (5)	26,727	*
John F. Sasen, Sr. (5)	52,014	*
Michael A. Bent (5)	51,231	*
Michael J. McGinley, Ph.D. (5)	70,716	1.3%
Jason A. Napolitano (5)(7)	211,546	3.9%
Nancy Wisnewski, Ph.D. (5)	54,848	1.0%
All Directors and Executive Officers as a group (10 persons) (5)(6)(7)	932,226	15.6%

*	Amount represents less than 1% of our common stock.

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities. Shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2011, including fractional shares discussed in footnote 5 below, are deemed outstanding and beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon information derived from a Schedule 13G filed on February 9, 2011 for holdings on December 31, 2010 by State of Wisconsin Investment Board. According to the Schedule 13G, State of Wisconsin Investment Board has sole power to vote and dispose of 887,375 shares.

(3)	Based upon information derived from a Schedule 13D filed September 4, 2010 for holdings by CMC Master Fund, L.P. According to the Schedule 13D, CMC Master Fund, L.P. has sole power to vote and dispose of 779,046 shares. This share number has been adjusted to reflect the Company’s 1-for-10 reverse stock split effective December 30, 2010.

(4)	Based upon information derived from a Schedule 13G filed February 10, 2011 for holdings on December 31, 2010 by Zesiger Capital Group LLC. According to the Schedule 13G, Zesiger Capital Group LLC has the sole power to vote 517,970 shares and the sole power to dispose of 544,370 shares.

(5)	Includes “Shares Owned”, “Exercisable Options” from “Exercisable Option Table” and “Aggregate Fractional Shares Underlying Options” from footnote 2 of “Exercisable Option Table” below for each Director and Named Executive Officer, as well as for all Directors and Executive Officers as a group. A fractional share has been counted as a whole share for purposes of this table.

(6)	Includes 6,154 shares of common stock held for the benefit of Dr. Grieve’s children and 1,564 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership. Dr. Grieve’s business address is c/o the Company at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

(7)	Includes 602 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

Exercisable Option Table

					Weighted
				Exercisable	Average	Exercisable	Net Shares
			Exercisable	Option	Remaining	“In-the	from
	Shares	Exercisable	Option Price	Average	Contractual	money”	Exercisable
Name	Owned (1)	Options (2)	Range (3)	Price (4)	Life (5)	Options (6)	Options (7)
William A. Aylesworth	20,000	46,973	$3.80-26.87	$12.09	4.67	5,320	1,388
Peter Eio	2,000	42,985	$4.60-27.30	$12.05	5.24	9,000	2,215
G. Irwin Gordon	3,700	46,456	$3.80-26.87	$12.00	4.69	5,320	1,388
Robert B. Grieve, Ph.D. (8)	59,751	243,255	$3.40-23.00	$12.97	4.97	37,560	11,773
Louise L. McCormick	7,200	19,526	$4.60-18.30	$11.67	7.83	5,000	1,302
John F. Sasen, Sr.	3,992	48,013	$4.60-27.30	$12.07	4.77	5,000	1,302
Michael A. Bent	4,556	46,672	$3.40-23.00	$11.54	4.91	8,875	2,998
Michael J. McGinley, Ph.D.	4,258	66,454	$3.40-23.00	$10.95	6.14	19,375	5,966
Jason A. Napolitano (9)	61,944	149,597	$4.40-23.00	$10.71	4.45	14,500	4,057
Nancy Wisnewski, Ph.D.	5,474	49,372	$3.40-18.30	$11.87	5.53	7,791	2,400
All Directors and Executive Officers as a group (10 persons) (8)(9)	172,875	759,303	$3.40-27.30	$11.93	5.04	117,741	34,789

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2011, excluding exercisable options to purchase fractional shares resulting from Heska’s December 2010 1-for-10 reverse stock split as follows:

	Aggregate			Weighted
	Fractional		Exercisable	Average
	Shares	Exercisable	Option	Remaining
	Underlying	Option Price	Average	Contractual
Name	Options	Range	Price	Life
William A. Aylesworth	4.7	$7.80-26.87	$15.80	3.36
Peter Eio	8.6	$7.80-27.30	$17.10	3.38
G. Irwin Gordon	4.5	$7.80-26.87	$15.31	3.39
Robert B. Grieve, Ph.D.	4.6	$3.40-17.17	$10.24	2.94
Louise L. McCormick	0.8	$18.30-18.30	$18.30	6.80
John F. Sasen, Sr.	8.4	$7.30-27.30	$16.52	4.06
Michael A. Bent	3.0	$10.60-23.00	$15.37	2.82
Michael J. McGinley, Ph.D.	4.0	$8.80-23.00	$15.37	4.32
Jason A. Napolitano	4.4	$7.00-17.17	$9.91	2.29
Nancy Wisnewski, Ph.D.	2.0	$12.50-17.17	$14.84	5.21
All Directors and Executive Officers as a group (10 persons)	45.0	$3.40-27.30	$14.92	3.54

Heska intends to issue whole shares only from option exercises.

(3)	Represents the lowest and highest strike price for stock options exercisable within 60 days of March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(4)	Represents the average strike price for stock options exercisable within 60 days of March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(5)	Represents the weighted average remaining contractual life, in years, for stock options exercisable within 60 days of March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(6)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split, that have a strike price less than $6.22, the last closing market price per share of Heska stock available on March 15, 2011.

(7)	Represents net shares under the Treasury Stock method assuming a market price per share of $6.22, the last closing market price per share of Heska stock available on March 15, 2011, for shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2011 that have a strike price less than $6.22, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(8)	Includes 6,154 shares of common stock held for the benefit of Dr. Grieve’s children and 1,564 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.

(9)	Includes 602 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

Outstanding Option Table

					Weighted
				Outstanding	Average		Net Shares
			Outstanding	Option	Remaining	Outstanding	from
	Shares	Outstanding	Option Price	Average	Contractual	“In-the-money”	Outstanding
Name	Owned (1)	Options (2)	Range (3)	Price (4)	Life (5)	Options (6)	Options (7)
William A. Aylesworth	20,000	46,973	$3.80-26.87	$12.09	4.67	5,320	1,388
Peter Eio	2,000	42,985	$4.60-27.30	$12.05	5.24	9,000	2,215
G. Irwin Gordon	3,700	46,456	$3.80-26.87	$12.00	4.69	5,320	1,388
Robert B. Grieve, Ph.D. (8)	59,751	298,442	$3.40-23.00	$11.67	4.97	87,747	24,154
Louise L. McCormick	7,200	19,526	$4.60-18.30	$11.67	7.83	5,000	1,302
John F. Sasen, Sr.	3,992	48,013	$4.60-27.30	$12.07	4.77	5,000	1,302
Michael A. Bent	4,556	59,497	$3.40-23.00	$10.32	4.91	20,000	5,698
Michael J. McGinley, Ph.D.	4,258	96,896	$3.40-23.00	$9.31	6.14	46,500	12,648
Jason A. Napolitano (9)	61,944	177,431	$4.40-23.00	$9.90	4.45	40,500	10,410
Nancy Wisnewski, Ph.D.	5,474	63,248	$3.40-18.30	$10.66	5.53	19,500	5,214
All Directors and Executive Officers as a group (10 persons) (8)(9)	172,875	899,467	$3.40-27.30	$10.98	5.06	243,887	65,719

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 15, 2011, excluding outstanding options to purchase fractional shares resulting from Heska’s December 2010 1-for-10 reverse stock split, as follows:

				Weighted
	Aggregate		Outstanding	Average
	Fractional	Outstanding	Option	Remaining
	Shares Underlying	Option Price	Average	Contractual
Name	Options	Range	Price	Life
William A. Aylesworth	4.7	$7.80-26.87	$15.80	3.36
Peter Eio	8.6	$7.80-27.30	$17.10	3.38
G. Irwin Gordon	4.5	$7.80-26.87	$15.31	3.39
Robert B. Grieve, Ph.D.	7.6	$3.40-18.30	$9.78	4.82
Louise L. McCormick	0.8	$18.30-18.30	$18.30	6.80
John F. Sasen, Sr.	8.4	$7.30-27.30	$16.52	4.06
Michael A. Bent	3.0	$10.60-23.00	$15.37	2.82
Michael J. McGinley, Ph.D.	4.0	$8.80-23.00	$15.37	4.32
Jason A. Napolitano	4.4	$7.00-17.17	$9.91	2.29
Nancy Wisnewski, Ph.D.	2.0	$12.50-17.17	$14.84	5.21
All Directors and Executive Officers as a group (10 persons)	48.0	$3.40-27.30	$14.56	3.80

Heska intends to issue whole shares only from option exercises.

(3)	Represents the lowest and highest strike price for stock options outstanding on March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(4)	Represents the average strike price for stock options outstanding on March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(5)	Represents the weighted average remaining contractual life, in years, for stock options outstanding on March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(6)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 15, 2011, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split, that have a strike price less than $6.22, the last closing market price per share of Heska stock available on March 15, 2011.

(7)	Represents net shares under the Treasury Stock method assuming a market price per share of $6.22, the last closing market price per share of Heska stock available on March 15, 2011, for shares of common stock issuable upon exercise of stock options outstanding on March 15, 2011 that have a strike price less than $6.22, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.

(8)	Includes 6,154 shares of common stock held for the benefit of Dr. Grieve’s children and 1,564 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.

(9)	Includes 602 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of Heska common stock and other equity securities with the SEC. Directors, Executive Officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2010 our Directors, Executive Officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2010, including the 1997 Stock Incentive Plan, the 1997 Employee Stock Purchase Plan and the 2003 Equity Incentive Plan. Our stockholders have approved all of these plans.

(c)
Number of Securities
Remaining Available for
	(a)		Future Issuance Under Equity
	Number of Securities to be	(b)	Compensation Plans
	Issued Upon Exercise of	Weighted-Average Exercise	(excluding securities
	Outstanding Options and	Price of Outstanding	reflected
Plan Category	Rights (1)	Options and Rights (1)	in column (a))
Equity Compensation Plans Approved by Stockholders	1,341,876	$11.00	255,117
Equity Compensation Plans Not Approved by Stockholders	None	None	None
Total	1,341,876	$11.00	255,117

(1)	Excluding outstanding options to purchase an aggregate of 133.5 fractional shares with a weighted average strike price of $12.98 resulting from our December 2010 reverse stock split.
SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR PRINCIPAL STOCKHOLDERS
Related Party Transactions
Pursuant to our code of ethics for senior executives and financial officers, a copy of which is available on Heska’s website at www.heska.com, and our Corporate Governance Committee charter, our Audit Committee or our Corporate Governance Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the Company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person for purposes of this analysis is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.
Since January 1, 2010, the Company has not been a participant in any transaction with a related person other than the indemnification agreements described below.
Indemnification agreements with officers and directors
Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our Directors and Executive Officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our Directors and Executive Officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Objective and Philosophy
The Compensation Committee of Heska Corporation’s Board of Directors (the “Committee”) administers our executive compensation program and establishes the salaries of our Executive Officers. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of Heska Corporation (“Heska” or the “Company”) and increase stockholder value. The Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time. The Committee’s goal in executive compensation is to design and administer programs that best serve these ends.
What is Heska’s Executive Compensation Program Designed to Reward?
The Committee develops our executive compensation programs to reward Executive Officers for their contribution to Heska’s financial performance and to recognize individual initiative, leadership, achievement and other contributions. An effective compensation program will reward executives for working well collectively as well as for strong individual performance.
What are the Elements of Heska’s Executive Compensation?
Our compensation program is designed to reward four interlocking aspects of executive performance:
•	Annual financial performance: rewarded primarily through the awards paid under the Management Incentive Plan (“MIP”);
•	Individual contribution: rewarded primarily through the setting of base salary and annual MIP targets;
•	Long-term gains in stockholder value: rewarded primarily through the equity incentive program; and
•	Continued service to the Company; rewarded primarily through base salary, equity award requirements and vesting and competitive benefits levels;
Why Does Heska Choose to Pay Each Element of Executive Compensation?
Base salary. Base salaries are set on an annual or other periodic basis and designed to reflect competitive market salaries for each position. They are also used in determining the basis for bonus targets in our Management Incentive Plan (“MIP”) discussed below.
Performance-based incentive compensation. This form of compensation is based on the achievement of predetermined financial, project, research or other designated objectives. This form of compensation is paid to reward near-term performance (i.e., no longer than the coming year) and encourage Executive Officers to optimize immediate opportunities. In recent years, an MIP has been offered to Executive Officers and other managers to provide a performance-based incentive.
Long-term equity compensation. This form of compensation is designed to encourage the achievement of superior financial results over an extended period of time and align the interests of stockholders and Executive Officers. It is intended to ensure that Executive Officers make thoughtful decisions about the Company’s future and long-term prospects.
Other benefits, compensation or arrangements. Other than broad-based programs open to all employees, such as participation in our 401(k) program and employee stock purchase plan, this category tends to be used rarely. All of our Executive Officers have employment agreements. An Executive Officer’s extraordinary performance or participation in an unanticipated endeavor may occasionally trigger such an award in this category.

Perspective on Executive Compensation at Heska
Heska was founded in 1988 and completed its initial public offering in 1997 but only achieved its first profitable year in 2005. We believe the Company’s historical liquidity concerns and efforts to achieve profitability have influenced the Committee’s decisions regarding executive compensation, as outlined below.
Profitability has been an important goal for Heska to ensure the sustainability of the business. Profitability has also been critical, not only for its own sake, but also for employee morale, attracting talented individuals to join the Company and commercial perceptions. At the request of Heska’s Executive Officers to help achieve profitability, the Committee froze base salaries for all Executive Officers in 2005 and 2006. Similarly, the 2005 MIP called for a performance in excess of the Company’s internal budget before any bonus payments were made and no payouts were ultimately made under the 2004 MIP or the 2005 MIP (with the foregoing base salary and MIP information defined as “Historical Cash Compensation”). Based on the challenges the Company faced in 2008 and at the request of management, the Committee took a similar approach to cash compensation in 2009. With limited circumstance-based exceptions outlined below, in November 2008 the Committee froze base salaries for all of our Executive Officers and also adopted a 2009 MIP that called for a performance in excess of the Company’s internal budget before any bonus payments are made.
Stock options have historically had the advantage of allowing the Company to address both liquidity and profitability concerns simultaneously. First, stock options allowed the Committee to compensate employees without a corresponding cash outlay, and, in fact, provided the Company with cash upon exercise in most instances. Secondly, stock options granted have not historically been required to be expensed for financial reporting purposes. Accordingly, the Committee tended to emphasize stock options as a tool for executive compensation. Since 2006, the Company has been required to recognize a cost for certain stock options in its financial statements, as detailed in the “Summary Compensation Table” below; the estimated fair value of stock options granted, rather than the corresponding intrinsic value, is amortized ratably over the vesting periods of the related options. After considering the significant impact that the use of fair values, rather than intrinsic values, would have on our future results of operations, as well as factors including Historical Cash Compensation to Executive Officers and similar cash compensation issues to other employees, the Company accelerated stock option vesting in December 2004 and March 2005 as well as issuing all options with immediate vesting on and between March 30, 2005 and December 31, 2005. In addition, in the fourth quarter of 2006, after significant discussion and considering factors including the Historical Cash Compensation to Executive Officers, the fact that the 2006 MIP was expected to be “capped”, the Company’s expected financial results in the fourth quarter of 2006, the significant impact that the use of fair values for options granted would have on our future results of operations and the total number of options previously granted in 2006, the Committee decided to grant fully-vested stock options in an amount approximately 60% of the size of the prior year’s grant. These actions explain the relatively low 2008 “Option Awards” expense in the “Historical Compensation Table” below.
The Committee is also sensitive to, and tries to optimize, tax implications. It is our policy generally to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Internal Revenue Code. The Committee has structured the Management Incentive Plan Master Document, the 2008 MIP, the 2009 MIP, the 2010 MIP and the 2011 MIP to qualify as awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards. However, the Committee reserves the discretion to pay compensation to its Executive Officers that may not be tax deductible.

Determination of Compensation Elements
In reviewing the compensation of our Executive Officers, the Committee reviews the nature and scope of each Executive Officer’s responsibilities as well as his or her effectiveness in that role as well as in supporting the Company’s long-term goals. Heska’s Board of Directors (the “Board”) formally evaluates the Chief Executive Officer (our “CEO”). Our CEO communicates his view of the performance of other Executive Officers to the Committee and makes recommendations regarding salary, incentive-based performance compensation and long-term compensation grants for the Committee’s consideration. The Company has a performance appraisal system it uses to evaluate its employees, including Executive Officers, which Dr. Grieve considers, potentially along with other information, such as third-party interviews of Company employees who interact with the Company’s Executive Officers. In the past several years, our Vice President of Human Resources and/or our Controller has compiled and/or presented data discussed below for the Committee’s consideration of the different compensation elements. The Chief Financial Officer (our “CFO”) has also met with the Committee to communicate on issues of interest to the Committee, including the accounting implications of various compensation alternatives and information on our financial plans, expectations and historical results for the Committee’s consideration.
The Committee has considered it appropriate, and in the best interests of Heska’s stockholders, to endeavor to set our overall Executive Officer compensation near the mid-point of the range of companies in the comparison group it reviewed (“Comparable Companies”). The Committee also reviews the relative mix of compensation paid by Comparable Companies for use as a guideline. It is the sense of the Committee that performance-based incentive compensation has been relatively lower and long-term equity compensation relatively higher than for Comparable Companies. We anticipate the Committee will continue to exercise its discretion regarding the relative mix of compensation, although the relative mix may become more similar to that of Comparable Companies over time. The Committee views the difference between the compensation of our CEO and our other Named Executive Officers as largely a reflection of competitive market practices and the CEO’s responsibility for all Company operations and not any compensation philosophy specific to Heska. In compensation matters, the Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.
At our regularly scheduled Board meeting in November 2007, the Committee met with an outside compensation consultant (the “Consultant”) and decided to engage the Consultant for an assessment of executive compensation strategy and programs and to provide data on competitive compensation practices. Accordingly, the process to determine executive compensation was delayed. The Committee asked the Consultant to conduct a compensation survey of companies similar to Heska and to review the current total and equity compensation of the Company’s Executive Officers. The Consultant reported to the Committee, only, and was prohibited from doing any work for management unless it was specifically requested by the Chairman of the Committee. The Committee viewed the Consultant as an advisor only, and the Committee retained the discretion to implement or not implement the Consultant’s suggestions. In subsequent dialogue with the Consultant, alternative long-term compensation approaches were discussed, including the use of restricted stock and performance-based vesting. The Committee held a series of meetings in December 2007 to review information and suggestions from the Consultant and to debate, and ultimately approve, the form and scale of long-term equity compensation for 2008. Base salaries and 2008 performance-based incentive compensation were agreed upon at a Committee meeting during our regularly scheduled Board meeting in February 2008. The Committee engaged the Consultant in the second half of 2010 and received a report on executive compensation from the Consultant in December 2010. The Committee viewed the Consultant as an advisor only, and the Committee retained the discretion to implement or not implement the Consultant’s suggestions.

The Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. In 2008, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Array Biopharma, Auxilium Pharmaceuticals, Cardiac Science, Cyberonics, Hi Tech Pharmaceuticals, IDEXX Laboratories, Immucor, Meridian Bioscience, MGI Pharma, Noven Pharmaceuticals, Quidel, Santarus, Savient Pharmaceuticals and Zoll Medical. In 2009, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Akron, Array Biopharma, Hi Tech Pharmaceuticals, ImmunoGen, Inspire Pharmaceuticals, ISTA Pharmaceuticals, Jazz Pharmaceuticals, Lannett, Lexicon Pharmaceuticals, Noven Pharmaceuticals, Pain Therapeutics, POZEN, Quidel, Santarus, and XOMA. In 2010 and early 2011, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Akron, Array Biopharma, Hi Tech Pharmaceuticals, ISTA Pharmaceuticals, Lannett, Natural Alternatives, POZEN, Progenics Pharmaceuticals, Quidel, Santarus, and XOMA. The Committee also reviewed summary compensation data based on company size for each year.
Base Salary. The Committee reviews each Executive Officer’s base salary annually. When reviewing base salaries, the Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. Consideration is also given to prior performance, relevant experience, level of responsibility and skills, and abilities of each Executive Officer. The Committee believes that salary levels for our Executive Officers are set at a level that, at the time such salary determinations were made, were reasonable and necessary given the Company’s financial resources and stage of development. The Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.
In February 2008, after reviewing and considering relevant data, including input from Dr. Grieve, the Committee agreed to the following base salaries, effective March 2008. Dr. McGinley’s salary increase was due in part, to his anticipated promotion and increased responsibilities upon another Executive Officer leaving the Company. Dr. McGinley was promoted to Executive Vice President, Global Operations and General Manager, Heska Des Moines in April 2008.

Name	Annual Salary	Percent Increase
Robert B. Grieve, Ph.D.	$420,000	5.0%
Jason A. Napolitano	$243,000	4.5%
Michael J. McGinley, Ph.D.	$195,000	17.0%
Nancy Wisnewski, Ph.D.	$180,000	4.3%
Michael A. Bent	$172,000	3.0%
In November 2008, at the request of management based on the challenges the Company faced in 2008 and expected to face in the near term, the Committee froze base salaries for all current Executive Officers, with the exception of Dr. McGinley. In November 2008, our Board of Directors appointed Dr. McGinley the Company’s President and Chief Operating Officer at a salary of $230,000, effective January 1, 2009.
In November 2009, the Committee reviewed market data on base compensation and executive compensation practices, noted management’s performance in 2009 as well as the aforementioned salary freezes, and decided upon the following base salaries for the Named Executive Officers.

Name	Annual Salary	Percent Increase
Robert B. Grieve, Ph.D.	$440,000	4.8%
Jason A. Napolitano	$260,000	7.0%
Michael J. McGinley, Ph.D.	$245,000	6.5%
Nancy Wisnewski, Ph.D.	$195,000	8.3%
Michael A. Bent	$180,000	4.7%
In February 2011, the Committee reviewed market data on base compensation and executive compensation practices, noted management’s performance in 2010, and decided upon the following base salaries for the Named Executive Officers. The Committee also discussed potential performance-based increases later in 2011 for Dr. McGinley, Mr. Napolitano and Mr. Bent.

Name	Annual Salary	Percent Increase
Robert B. Grieve, Ph.D.	$462,000	5.0%
Jason A. Napolitano	$263,400	1.3%
Michael J. McGinley, Ph.D.	$265,000	8.2%
Nancy Wisnewski, Ph.D.	$212,500	9.0%
Michael A. Bent	$200,000	11.1%
Performance-Based Incentive Compensation. The Company first adopted an MIP in 1999 to provide incentives to our Executive Officers, other managers and key employees to meet and exceed certain predetermined annual goals. Target annual incentives and specific performance criteria are established each year by the Committee, with the actual payout based on the extent to which the specified performance criteria are met. We believe this approach provides a strong incentive for our management to achieve the stated annual goals. An example of the incentive can be seen when comparing the cash levels of the 2009 MIP Payouts to zero 2010 MIP Payouts in the “Non-Equity Incentive Plan Compensation” column of the “Historical Compensation Table” below. In late 2005, the Committee adopted the Management Incentive Plan Master Document (the “Master Document”). A goal of the Master Document is self-funding status for the MIP in any given year. A given year’s MIP can be implemented by the Committee agreeing on four parameters: 1) the percent of salary that is an individual’s targeted bonus compensation, 2) the relative weighting of companywide and individual performance, 3) the key parameter(s) the MIP Payouts are to be based upon and 4) the Payout Structure by which the MIP is funded. Typically there has been a cap on the MIP of approximately 150% of target payout to all employees, although this is not required in any given year. Each individual has a “targeted” MIP Payout and this is intended as a guideline. Our CEO will generally make recommendations to the Committee regarding MIP Payouts to other MIP Plan participants; all awards under the MIP Plan are at the discretion of the Committee. Any MIP Payouts are to be made in the first quarter of the following year. All Executive Officers are eligible for the 2011 MIP. We do not believe our compensation policy for our Executive Officers, our sales force or our other employees are reasonably likely to have a material adverse effect on our Company. We generally pay our sales force commissions based on sales volume and other targets, which we believe is typical in our industry.
In considering the 2008 MIP, the Committee considered the Company’s 2007 performance and 2008 outlook in setting the payout structure. At the Committee meeting in the first quarter of 2008, the Committee adopted the 2008 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income
Payout Structure	Funding starts at $5.862 million of Pre-MIP Operating Income, as defined 32.22% Share of every additional $1 in Pre-MIP Operating Income MIP Capped at $1.732 million (150% of targeted payout)
As an example, if Heska had approximately $8.013 million in Pre-MIP Operating Income there would be approximately $693 thousand available for the MIP for the Committee to distribute among plan participants. This represents a plan funded at 60% of target. Dr. Grieve’s 2008 salary was $416,666 and his targeted payout was $208,333 (50% of $416,666). In a 60% MIP-funded plan, his funded targeted payout would be $125,000 (60% of $208,333). The Committee could then adjust his pay upward for strong individual performance or downward for poor individual performance using a 25% weighting as a guideline for the adjustment. This is a guideline only, however, as the Committee retains discretion to adjust this number as circumstances dictate.

The Company’s financial performance was well below expectations in 2008. The Company failed to achieve pre-MIP Operating Income at a level to fund the MIP. Accordingly, no MIP Payouts were made under the 2008 MIP.
In considering the 2009 MIP, the Committee considered the challenges facing the Company and the importance of observing the MIP’s self-funding goal, particularly in a period with restrictive credit conditions. Accordingly, the Committee approved an MIP with aggressive payout thresholds which were in excess of the Company’s internal budget levels before any MIP Payouts were to be made. In November 2008, the Committee adopted the 2009 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Net Income, as defined in the Third Amended and
Restated Credit and Security Agreement by and between Heska
Corporation, Diamond Animal Health, Inc. and Wells Fargo Bank,
National Association dated December 30, 2005.
Payout Structure	Funding starts at $2 million of Pre-MIP Net Income, as defined 30.0% Share of every additional $1 in Pre-MIP Net Income MIP Capped at $1.855 million (150% of targeted payout)
At a Committee meeting in February 2009, the Committee approved MIP plan participants’ MIP Payouts recommendations and decided Dr. Grieve’s MIP Payout would be equal to his individual funded target (roughly 85% of target). Each of the Named Executive Officers eligible for the MIP received an MIP Payout in line with his individual funded target, with the exception of Mr. Bent who received a higher percentage due to his particularly strong individual performance. The MIP Payouts to MIP-eligible Named Executive Officers are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below.
In considering the 2010 MIP, the Committee considered the Company’s 2009 performance as well as anticipated challenges in 2010, in particular the loss of access to consumables and supplies for the handheld line of instruments the Company sold in 2009. The Committee approved an MIP with a higher anticipated threshold payout level than in 2009 but with a higher payout percentage upon reaching the threshold. In November 2009, the Committee adopted the 2010 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income
Payout Structure	Funding starts at $3.257 million of Pre-MIP Operating Income 53.0% Share of every additional $1 in Pre-MIP Operating Income MIP Capped at $1.5 million (150% of targeted payout)
The Company’s financial performance was well below expectations in 2010. The Company failed to achieve pre-MIP Operating Income at a level to fund the MIP. Accordingly, no MIP Payouts were made under the 2010 MIP.

In considering the 2011 MIP, the Committee considered the Board’s desire that the Company achieve growth. The Committee decided to design half of the MIP based on a share of operating income above a given level, as in the past. The second half of the MIP was to be based on the achievement of certain milestones Company management had identified as important to achieve future growth. After considering a Board presentation in February 2011 regarding potential strategic areas for the Company to grow, Committee members worked with Executive Officers to choose five such milestones for inclusion in the 2011 MIP. In March 2011, the Committee adopted the 2011 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	50% Company Financial Performance / 50% Company Achievement of Strategic Growth Initiatives (“SGI”)
Key Parameters	Pre-MIP Operating Income and Strategic Growth Milestone Achievement
Payout Structure	Funding starts at $1.5 million of Pre-MIP Operating Income
18.8% Share of every additional $1 in Pre-MIP Operating Income
$105K payout for achievement of each of 5 SGI milestones if at least $1.5 million of Pre-MIP Operating Income
MIP Capped at $1.3125 million (150% of targeted payout for Pre-
MIP Operating Income and 100% achievement of SGI Milestones)
In the table named “Grants of Plan-Based Awards” below, we list potential payouts under the 2011 MIP to Named Executive Officers, under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” All “Threshold” MIP Payouts are listed at $0 as the MIP Plan will not fund if Pre-MIP Operating Income is at (or below) the threshold level of $1.500 million. All “Target” MIP Payouts are as defined above. The “Maximum” MIP Payouts are 25% greater than the “Target” MIP Payouts to reflect that the 2011 MIP Plan is “capped” at 125% of its targeted funding level. It is possible the Committee may decide to pay a Named Executive Officer greater than this amount, although this did not occur in 2006 when the 2006 MIP Plan reached its capped funding level.
Long-term Equity Compensation. Historically, we have used stock options to provide long-term equity compensation to our Executive Officers. The Committee is responsible for determining the number and terms of options, or other forms of long-term equity compensation, to be granted to Executive Officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of Comparable Companies. Options granted to Executive Officers have exercise prices equal to fair market value (closing price) at the time of grant and expire within ten years from the time of grant. Any vesting ceases and the vested portion of options must be exercised within a certain period should an Executive Officer leave Heska’s service (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). Accordingly, option grants will provide a return to an Executive Officer only if said Executive Officer continues to work for the benefit of the Company and only if Heska’s market price per share appreciates over the option term. We believe that these provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant. The Committee had discussions regarding the use of restricted stock and performance-based vesting in December 2007, but decided not to pursue these alternatives. This was due to potential tax implications for employees in using restricted stock and the likely increase in complexity and administrative costs, as well as potential redundant incentives to the MIP in using performance-based vesting. While it appears stock options will remain the core component of long-term equity compensation in the near future, it is possible the Committee will choose to use restricted stock, restricted stock units, some other form of long-term equity compensation or some combination of the foregoing with or without stock options in the future.

In December 2007, after receiving input from the Consultant, reviewing relevant data, including data requested to follow-up on certain questions, and engaging in significant discussion and debate, the Committee approved a grant of stock options to certain Officers of the Company. Due to this process, including hiring and considering the input of the Consultant, the option grant occurred on December 31, 2007 — later in the year than in 2006. In contrast to the then recent stock option grants, this stock option grant was subject to monthly vesting over a four year period as a result of the concern of some of our Board members that fully-vested options may not provide as great a retention incentive as desired. We anticipate granting stock options with 4-year monthly vesting will continue to be our standard practice in the future. The Committee granted Dr. Grieve a significantly larger stock option grant than in the prior year, reflective of the Committee’s view of the market and the Committee’s evaluation of Dr. Grieve’s performance. The amortization resulting from this option grant is a large factor in the difference between “Option Awards” for Dr. Grieve in the “Historical Compensation Table” and the “Summary Compensation Table”. This reflects the size of the grant as well as the Company’s stock price at the time, which was significantly higher than at the time of stock option grants in 2008 and 2009 and thus leads to a higher valuation under Option Accounting Rules. The Committee considered Dr. Grieve’s input in addition to market data in determining stock option grants to the other Named Executive Officers, all of which increased or were at the same level as the prior year.
In November 2008, the Committee considered the fact that 2009 salaries had been frozen for most Executive Officers, that no 2008 MIP Payouts were to be made and that the Company’s 2009 MIP required a performance in excess of the Company’s internal budget before any MIP Payouts were to be made. Accordingly, the Committee desired to provide Executive Officers with a greater proportion of long-term compensation than in the recent past. In November 2008, the Committee granted all of our Named Executive Officers a greater number of shares underlying options than in 2007, with the exception of Dr. Grieve, who received the same number of shares underlying options. Dr. McGinley received the largest year-over-year increase in recognition of his pending promotion to President and Chief Operating Officer and increased responsibilities.
In November 2009, the Committee considered individual performance, salary and projected 2009 MIP Payouts, as well as overall corporate performance and awarded option grants listed in “Grants of Plan-Based Awards” below.
In December 2010, after receiving input from the Consultant and reviewing relevant data, the Committee approved a grant of stock options to certain Officers of the Company. The Committee considered individual performance as well as overall corporate performance and awarded option grants listed in “Grants of Plan-Based Awards” below. Shares underlying option grants were slightly below or at the same level as in 2009 when adjusted to reflect our December 2010 1-for-10 reverse stock split.
Other Benefits, Compensation or Arrangements
“All Other Compensation” in the “Summary Compensation Table” below represent matching funds received by each of our Named Executive Officers under our 401(k) plan, which is open to all employees, as well as life insurance and short-term and long-term disability premiums. We have historically provided a 25% match of 401(k) contribution limits (up to a certain maximum). In 2009, we suspended this match which is a reason for the decline in “All Other Compensation” from 2008 to 2009 in the “Summary Compensation Table” below for most Named Executive Officers. The match was restored on January 1, 2010.
All of our current Named Executive Officers had employment contracts in 2008, 2009 and 2010. They entitle Named Executive Officers to payments based on salary, continuing medical benefits for a given period and immediate vesting of unvested options in certain circumstances. Payments based on salary are typically paid monthly. The Committee believes these are common, in line with the experience of the Committee for executives at other companies and are intended to provide Executive Officers with additional resources to seek a comparable job, which is unlikely to be a rapid process given the level of employment, in these certain circumstances, such as an acquisition. Dr. Grieve is also entitled to payout based on bonus targets in certain circumstances, such as termination without cause, as well. These employment contracts are intended to provide the Named Executive Officers with protections appropriate for, and in line with, those received by comparable executives at companies similar to Heska. Periodically, we review these agreements versus market benchmarks. Such a review was conducted in late 2010 and early 2011.
In summary, as Heska Corporation continues to change, Heska’s Executive Compensation continues to adjust to that change. The Committee endeavors to find the proper level and balance of base salary, performance-based incentive compensation, long-term equity incentive compensation and other forms of compensation.

Historical and Summary Compensation Tables
The following table sets forth compensation for services rendered in all capacities to us during 2008, 2009 and 2010 by Robert B. Grieve, our Chairman of the Board and Chief Executive Officer, Jason A. Napolitano, our Chief Financial Officer, and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2010 (the “Named Executive Officers”). The following table represents compensation recognized for financial reporting purposes for each of the Named Executive Officers. The “Option Awards” column lists the accounting cost of options recognized for a given individual in a given year. In general, stock options are valued at the time of grant with the corresponding cost amortized ratably over the corresponding option vesting period.
Historical Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary		Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	Bonus	Awards	($) (2)	($) (3)	($)	($) (4)	($)
Robert B. Grieve, Ph.D.
Chairman of the Board and	2010	440,000	—	—	92,728	—	—	8,905	541,633
Chief Executive Officer	2009	420,000	—	—	77,325	180,182	—	7,827	685,334
	2008	416,666	—	—	61,696	—	—	11,277	489,639

Jason A. Napolitano
Executive Vice President,	2010	260,000	—	—	33,720	—	—	6,923	300,643
Chief Financial Officer and Secretary	2009	243,000	—	—	28,118	72,974	—	3,178	347,270
	2008	241,263	—	—	22,586	—	—	5,346	269,195

Michael J. McGinley, Ph.D. (5)
President and	2010	245,000	—	—	30,949	—	—	6,422	282,371
Chief Operating Officer	2009	230,000	—	—	25,347	69,071	—	99,083	423,501
	2008	194,105	—	—	17,582	—	—	5,695	217,652

Nancy Wisnewski, Ph.D.
Vice President, Product Development	2010	195,000	—	—	19,287	—	—	5,115	219,402
and Technical Customer Service	2009	180,000	—	—	16,479	59,900	—	2,733	259,111
	2008	180,000	—	—	15,155	—	—	5,037	200,192

Michael A. Bent
Vice President, Principal	2010	180,000	—	—	10,832	—	—	5,961	196,793
Accounting Officer and Controller	2009	172,000	—	—	8,431	57,200	—	3,896	241,526
	2008	170,939	—	—	6,257	—	—	6,431	183,627

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.

(2)	Represents cost recognized in each year for financial reporting purposes. Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2010 in our Note 6 of the Notes to Consolidated Financial Statements.

(3)	Amounts earned pursuant to our Management Incentive Plans. Amounts indicated are for year in which compensation was earned.

(4)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.

(5)	Dr. McGinley was appointed President and Chief Operating Officer of the Company at an annual salary of $230,000 effective as of January 1, 2009. Dr. McGinley received $95,585 related to the cost of his relocation to Colorado in 2009. This amount is included in All Other Compensation for 2009.

The following table contains the same information as above with the exception of the column entitled “Option Awards.” Option Awards in the following table represent the grant date option value for all stock options granted in a given year rather than the value of stock options vesting during that year.
Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary		Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	Bonus	Awards	($) (2)	($) (3)	($)	($) (4)	($)
Robert B. Grieve, Ph.D. Chairman of the Board and	2010	440,000	—	—	53,460	—	—	8,905	502,365
Chief Executive Officer	2009	420,000	—	—	48,412	180,182	—	7,827	656,421
	2008	416,666	—	—	51,269	—	—	11,277	479,212

Jason A. Napolitano Executive Vice President,	2010	260,000	—	—	29,160	—	—	6,923	296,083
Chief Financial Officer and	2009	243,000	—	—	26,068	72,974	—	3,178	345,220
Secretary	2008	241,263	—	—	22,204	—	—	5,346	268,813

Michael J. McGinley, Ph.D. (5) President and	2010	245,000	—	—	29,160	—	—	6,422	280,582
Chief Operating Officer	2009	230,000	—	—	26,068	69,071	—	99,083	424,222
	2008	194,105	—	—	18,040	—	—	5,695	217,840

Nancy Wisnewski, Ph.D. Vice President, Product	2010	195,000	—	—	12,960	—	—	5,115	219,402
Development and Technical	2009	180,000	—	—	13,485	59,900	—	2,733	259,111
Customer Service	2008	180,000	—	—	8,540	—	—	5,037	200,192

Michael A. Bent Vice President, Principal	2010	180,000	—	—	12,960	—	—	5,961	198,921
Accounting Officer and	2009	172,000	—	—	11,172	57,200	—	3,896	244,268
Controller	2008	170,939	—	—	8,540	—	—	6,431	185,910

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.

(2)	Represents cost recognized in each year for financial reporting purposes, with the exception of Stock Awards and Option Awards, which are listed at their grant date fair value. Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2010 in our Note 6 of the Notes to Consolidated Financial Statements.

(3)	Amounts earned pursuant to our Management Incentive Plans. Amounts indicated are for year in which compensation was earned.

(4)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.

(5)	Dr. McGinley was appointed President and Chief Operating Officer of the Company at an annual salary of $230,000 effective as of January 1, 2009. Dr. McGinley received $95,585 related to the cost of his relocation to Colorado in 2009. This amount is included in All Other Compensation for 2009.

Grants of Plan-Based Awards in Last Fiscal Year
The following table shows all grants of options to acquire shares of our common stock granted in the fiscal year ended December 31, 2010 to the Named Executive Officers.
Grants of Plan-Based Awards

											Grant
								All Other	All Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Securities	Price of	and
		Plan Awards			Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($) (1)	(#)	(#)	(#)	(#)	(#) (2)	($/Sh)	($) (3)
Robert B. Grieve, Ph. D.	12/31/10	—	—	—	—	—	—	—	24,750	4.960	122,760
	N/A	—	231,000	288,750	—	—	—	—	—	—	—
Jason A. Napolitano	12/31/10	—	—	—	—	—	—	—	13,500	4.960	66,960
	N/A	—	92,190	115,238	—	—	—	—	—	—	—
Michael J. McGinley, Ph. D.	12/31/10	—	—	—	—	—	—	—	13,500	4.960	66,960
	N/A	—	92,750	115,938	—	—	—	—	—	—	—
Nancy Wisnewski, Ph. D.	12/31/10	—	—	—	—	—	—	—	6,000	4.960	29,760
	N/A	—	74,375	92,969	—	—	—	—	—	—	—
Michael A. Bent	12/31/10	—	—	—	—	—	—	—	6,000	4.960	29,760
	N/A	—	70,000	87,500	—	—	—	—	—	—	—

(1)	Based on targeted bonus multiplied by the percentage “cap” in our 2011 Management Incentive Plan (“MIP”) for Named Executive Officers. Our 2011 MIP is designed with a “cap” of approximately $1.3125 million on total payouts, or 125% of projected targeted bonuses. Our 2011 MIP gives our Compensation Committee discretion as to how any payouts will be distributed and the ability to make total payouts above the cap level. Accordingly, although our Compensation Committee has never awarded an MIP Payout to an employee greater than the employee’s targeted bonus multiplied by the applicable percentage “cap”, our Compensation Committee has the ability to make 2011 MIP Payouts to Executive Officers in excess of that amount, which is reported as “maximum” in this column.

(2)	One-forty-eighth (1/48th) of the total options granted become vested and exercisable each month from the grant date until options granted have vested in full on the four-year anniversary of the grant date. Each option was granted with an exercise price equal to 100% of the fair market value of our stock on the date of grant as determined by our Compensation Committee, and has a term of ten years, subject to earlier termination in certain events related to termination of employment.

(3)	Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2010 in our Note 6 of the Notes to Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End
The following table shows unexercised stock options held at the end of fiscal year ended December 31, 2010 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan Awards
			Incentive Plan					Awards:	Market or
	Number		Awards:				Market	Number of	Payout Value
	of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Date	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	(1)	(#)	($)	(#)	($)
Robert B. Grieve, Ph. D.(2)	0	24,750	—	4.960	12/30/2020	—	—	—	—
	7,042	18,957	—	4.500	11/9/2019	—	—	—	—
	15,626	14,373	—	4.400	11/4/2018	—	—	—	—
	22,500	7,499	—	18.300	12/31/2017	—	—	—	—
	9,999	—	—	17.170	11/17/2016	—	—	—	—
	40,000	—	—	12.500	12/15/2015	—	—	—	—
	28,199	—	—	8.800	3/30/2015	—	—	—	—
	47,500	—	—	23.000	1/5/2014	—	—	—	—
	27,499	—	—	7.000	1/31/2013	—	—	—	—
	6,999	—	—	3.400	1/6/2013	—	—	—	—
	27,499	—	—	12.100	1/12/2012	—	—	—	—
	12,499	—	—	12.500	2/5/2011	—	—	—	—
Jason A. Napolitano(3)	0	13,500	—	4.960	12/30/2020	—	—	—	—
	3,791	10,209	—	4.500	11/9/2019	—	—	—	—
	6,770	6,230	—	4.400	11/4/2018	—	—	—	—
	8,250	2,750	—	18.300	12/31/2017	—	—	—	—
	8,999	—	—	17.170	11/17/2016	—	—	—	—
	26,000	—	—	12.500	12/15/2015	—	—	—	—
	19,500	—	—	8.800	3/30/2015	—	—	—	—
	13,000	—	—	23.000	1/5/2014	—	—	—	—
	2,915	—	—	7.000	1/31/2013	—	—	—	—
	47,608	—	—	7.000	5/31/2012	—	—	—	—
	7,080	—	—	8.100	4/30/2012	—	—	—	—
	786	—	—	9.400	8/31/2011	—	—	—	—
	43	—	—	9.400	8/24/2011
Michael J. McGinley, Ph. D.(4)	0	13,500	—	4.960	12/30/2020	—	—	—	—
	3,791	10,209	—	4.500	11/9/2019	—	—	—	—
	8,333	7,667	—	4.400	11/4/2018	—	—	—	—
	2,000	1,000	—	14.000	4/18/2018	—	—	—	—
	5,250	1,750	—	18.300	12/31/2017	—	—	—	—
	5,999	—	—	17.170	11/17/2016	—	—	—	—
	9,499	—	—	12.500	12/15/2015	—	—	—	—
	9,499	—	—	8.800	3/30/2015	—	—	—	—
	5,499	—	—	23.000	1/5/2014	—	—	—	—
	4,500	—	—	7.000	1/31/2013	—	—	—	—
	3,000	—	—	3.400	1/6/2013	—	—	—	—
	4,000	—	—	10.600	2/5/2012	—	—	—	—
	1,400	—	—	11.400	4/26/2011	—	—	—	—
Nancy Wisnewski, Ph. D.(5)	0	6,000	—	4.960	12/30/2020	—	—	—	—
	1,625	4,375	—	4.500	11/9/2019	—	—	—	—
	312	688	—	5.000	9/13/2019	—	—	—	—
	2,604	2,396	—	4.400	11/4/2018	—	—	—	—
	5,250	1,750	—	18.300	12/31/2017	—	—	—	—
	5,999	—	—	17.170	11/17/2016	—	—	—	—
	12,999	—	—	12.500	12/15/2015	—	—	—	—
	6,500	—	—	8.800	3/30/2015	—	—	—	—
	1,000	—	—	11.600	11/22/2014	—	—	—	—
	1,750	—	—	15.900	5/18/2014	—	—	—	—
	1,000	—	—	15.300	9/2/2013	—	—	—	—
	2,000	—	—	9.500	4/10/2013
	1,500	—	—	3.400	1/6/2013
	3,500	—	—	10.600	2/5/2012
	1,000	—	—	12.100	1/12/2012
	1,000	—	—	11.400	4/26/2011	—	—	—	—
Michael A. Bent(6)	0	6,000	—	4.960	12/30/2020	—	—	—	—
	1,625	4,375	—	4.500	11/9/2019	—	—	—	—
	2,604	2,396	—	4.400	11/4/2018	—	—	—	—
	2,250	750	—	18.300	12/31/2017	—	—	—	—
	3,000	—	—	17.170	11/17/2016	—	—	—	—
	7,499	—	—	12.500	12/15/2015	—	—	—	—
	8,000	—	—	8.800	3/30/2015	—	—	—	—
	6,499	—	—	23.000	1/5/2014	—	—	—	—
	4,500	—	—	7.000	1/31/2013	—	—	—	—
	3,000	—	—	3.400	1/6/2013	—	—	—	—
	2,600	—	—	9.900	4/12/2012
	3,199	—	—	10.600	2/5/2012
	1,200	—	—	11,400	4/26/2011

(1)	Options are subject to earlier termination in certain events related to termination of service.

(2)	Excludes outstanding options to purchase an aggregate of 8.6 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 4.45 years, a weighted average exercise price of $10.09 and exercise prices ranging from $3.40 to $18.30. These outstanding options include exercisable options to purchase an aggregate of 5.6 shares with a weighted average remaining contractual life of 2.60 years, a weighted average exercise price of $10.64 and exercise prices ranging from $3.40 to $17.17. The Company intends to issue whole shares only from option exercises.

(3)	Excludes outstanding options to purchase an aggregate of 4.4 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 2.50 years, a weighted average exercise price of $9.91 and exercise prices ranging from $7.00 to $17.17. The Company intends to issue whole shares only from option exercises.

(4)	Excludes outstanding options to purchase an aggregate of 4.0 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 4.52 years, a weighted average exercise price of $15.37 and exercise prices ranging from $8.80 to $23.00. The Company intends to issue whole shares only from option exercises.

(5)	Excludes outstanding options to purchase an aggregate of 2.0 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 5.42 years, a weighted average exercise price of $14.84 and exercise prices ranging from $12.50 to $17.17. The Company intends to issue whole shares only from option exercises.

(6)	Excludes outstanding options to purchase an aggregate of 3.0 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 3.02 years, a weighted average exercise price of $15.37 and exercise prices ranging from $10.60 to $23.00. The Company intends to issue whole shares only from option exercises.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows aggregate exercises of options to purchase our common stock in the fiscal year ended December 31, 2010 by the Named Executive Officers.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	On Vesting
Name	(#)	($)	(#)	($)
Robert B. Grieve, Ph. D.	—	—	—	—
Jason A. Napolitano	—	—	—	—
Michael J. McGinley, Ph. D.	—	—	—	—
Nancy Wisnewski, Ph. D.	—	—	—	—
Michael A. Bent	—	—	—	—
Potential Payments Upon Termination or Change-in-Control
The following table summarizes the potential payments and benefits payable to each of the Named Executive Officers upon termination of employment or a change-in-control under each situation listed below, assuming, in each situation, that our Named Executive Officers were terminated on December 31, 2010 as determined under the terms of our plans and arrangements as in effect on December 31, 2010.
Payments Upon Termination (Without a Change-in-Control). Pursuant to an employment agreement with each of Drs. Grieve, McGinley and Wisnewski, and Messrs. Napolitano and Bent, in the event he or she is involuntarily terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to accelerated vesting of all stock options, an extension of the term of all outstanding stock options and a bonus payment as set forth in the table below. Further, pursuant to his employment agreement, upon termination for good reason Dr. Grieve is entitled to the payments set forth below.
Payments Upon Change-in-Control. Pursuant to an employment agreement with each of Drs. Grieve, McGinley and Wisnewski, and Messrs. Napolitano and Bent, in the event he or she is terminated upon a change-in-control he or she is entitled to receive amounts earned during the term of his or her employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement, each of Dr. Grieve and Mr. Napolitano are entitled to accelerated vesting of all stock options and Dr. Grieve is entitled to an extension of the term of all outstanding stock options in certain circumstances. Further, pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to a bonus payment as set forth in the table below. Further, upon termination for good reason, Dr. Grieve is entitled to the payments set forth below. In addition, as provided in the underlying plan documents, all MIP Participants, including Executive Officers, are entitled to a prorated target MIP Payout upon a change-in-control and Stock Options issued to an employee under both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, is terminated following a change-in-control, as defined.

Payments Upon Death or Disability. In the event of death or disability, Dr. Grieve is entitled to the same benefits as in the event of termination without a change in control and is also entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. In the event of death or disability, Dr. McGinley and Dr. Wisnewski, and Messrs. Napolitano and Bent, are each entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. In addition, as provided in the underlying plan documents, an MIP Participant who dies, including an Executive Officer, is entitled to a prorated MIP Payout to his designated beneficiary, Stock Options issued to an employee under our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, dies, and Stock Options issued to an employee under our 1997 Incentive Stock Plan will vest in full if the employee, including any such employee who is an Executive Officer, suffers a total and permanent disability.
Dr. Grieve’s employment agreement requires that he execute and not revoke a separation agreement and release of claims, not compete with Heska for 12 months and not solicit Heska’s employees, consultants, customers or users for 24 months as a condition to severance payments under his employment agreement.
Potential Payments Upon Termination or Change-in-Control (1)

		Involuntary
		Termination	Involuntary
	Voluntary	Not for Cause Other	Termination
	Termination or	Than in Connection	Not for Cause in
	Termination	With a	Connection With a
Executive Benefits and	for Cause	Change-in-Control	Change-in-Control	Death	Disability
Payments Upon Termination	($)	($)	($)	($)	($)
Robert B. Grieve, Ph. D.
Base Salary	—	440,000	880,000	440,000	440,000
Bonus	—	220,000	440,000	—	220,000
Medical continuation	—	14,266	28,532	14,266	14,266
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	15,300
Value of accelerated stock options (2)	—	7,190	16,769	16,769	8,720

Jason A. Napolitano
Base Salary	—	130,000	260,000	—	—
Bonus	—	—	91,000	—	—
Medical continuation	—	7,133	14,266	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	8,185	8,185	4,696

Michael J. McGinley, Ph. D.
Base Salary	—	122,500	245,000	—	—
Bonus	—	—	85,750	—	—
Medical continuation	—	7,133	14,266	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	8,990	8,990	4,696

Nancy Wisnewski, Ph. D.
Base Salary	—	97,500	195,000	—	—
Bonus	—	—	68,250	—	—
Medical continuation	—	7,133	14,266	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	3,354	3,354	2,013

Michael A. Bent
Base Salary	—	90,000	180,000	—	—
Bonus	—	—	63,000	—	—
Medical continuation	—	7,133	14,266	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	3,354	3,354	2,013

(1)	Based on 2010 salary and cost information.

(2)	Calculated based on December 31, 2010 closing price of $4.96 per share less strike price of each accelerated stock option with a strike price less than $4.96.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
G. Irwin Gordon, Chairman
Peter Eio
John F. Sasen, Sr.
March 29, 2011

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of non-employee Directors only. No interlocking relationship existed during 2010 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the Executive Officers, members of the Board of Directors or members of the Compensation Committee of the Board of Directors of any other company.
AUDITOR FEES AND SERVICES
EKS&H was our independent registered public accountant for fiscal 2009 and 2010. The following table sets forth the aggregate fees billed by EKS&H for audit services rendered in connection with the consolidated financial statements and reports for fiscal years 2009 and 2010, respectively, and for other services rendered during 2009 and 2010 on behalf of Heska and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services which have been billed to Heska and its subsidiaries. Our Audit Committee has approved all of the below fees.

	EKS&H
	2009	2010
Audit Fees (1)	$255,198	$257,683
Audit Related Fees (2)	16,750	16,750
Tax Fees (3)	80,325	73,500
All Other Fees	—	—

Total	$352,273	$347,933

(1)	Audit fees represent fees for the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings including consents for historical audit opinions.

(2)	Audit related fees are fees for the assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for fees disclosed under this category include the annual audit of our 401(k) Retirement Plan. 2010 data is an estimate.

(3)	2010 data contains certain estimates.
Pre-Approval Policy. Our Audit Committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent registered public accountant. Our Audit Committee also pre-approves all associated fees, except for de minimis amounts for non-audit services, which are approved by our Audit Committee prior to the completion of the audit. In February 2009, our Audit Committee approved EKS&H as our primary provider of tax compliance and return preparation services.

The following “Report of our Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REPORT OF OUR AUDIT COMMITTEE
The ultimate responsibility for good corporate governance rests with Heska Corporation’s Board of Directors (the “Board”), whose primary roles are oversight, counseling and direction to Heska Corporation’s management in the best long-term interests of Heska Corporation (“Heska” or the “Company”) and its stockholders. The Audit Committee of the Board (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of Heska’s financial statements.
The Audit Committee operates under a written charter, a copy of which is available on Heska’s website at www.heska.com. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its oversight and monitoring of Heska’s financial reporting, internal controls and audit function. Management is responsible for the preparation, presentation and integrity of Heska’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has hired an independent registered public accountant, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, direct, compensate, evaluate and, when appropriate, replace Heska’s independent registered public accountant.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountant, nor can the Audit Committee certify that the independent registered public accountant is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and the independent registered public accountant, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
In this context, during the year 2010, we met and held discussions with management and Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), Heska’s independent registered public accountant. Management represented to us that Heska’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and EKS&H. In Audit Committee meetings with EKS&H, we discussed matters as required by Statement of Auditing Standards No. 61 (Communication with Audit Committees). Our review included a discussion with management of the quality, not merely the acceptability, of Heska’s accounting principles, the reasonableness of significant estimates and judgments and the disclosure in Heska’s consolidated financial statements.
We received from EKS&H the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with EKS&H its independence. In reliance on the reviews and discussions noted above, and the report of the independent registered public accountant, we recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, and be filed with the Securities and Exchange Commission.

Heska was not required to have an audit of its internal control over financial reporting in 2009 as the Securities and Exchange Commission did not require registrants in Heska’s market value category to do so. We discussed the advisability of obtaining a voluntary audit of internal control over financial reporting with management and EKS&H. Heska decided not to proceed with a voluntary audit and we do not expect that Heska will have an audit of its internal control over financial reporting until required.
Overall audit fees and related expenses increased in 2010 as compared to 2009. Tax fees declined in 2010 as compared to 2009. A factor in the change was the Company’s reported pre-tax loss for the first six months of 2010 and less corresponding need for estimated tax payment services compared with the first half of 2009, when the Company generated a pre-tax income in the first half of the year.
Submitted by the Audit Committee of Heska’s Board of Directors:
Peter Eio, Chairman
William A. Aylesworth
Louise L. McCormick
March 29, 2011

ADDITIONAL INFORMATION
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Heska and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.
OTHER MATTERS
Our Board knows of no other matters to be presented for stockholder action at our 2011 Annual Meeting. However, if other matters do properly come before our Annual Meeting or any adjournments or postponements thereof, our Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
Jason A. Napolitano
Executive Vice President, Chief Financial Officer and
Secretary
Heska Corporation
Loveland, Colorado
March 29, 2011

Heska Corporation

Holder Account Number

C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

2011 Annual Meeting Proxy Card

A.	Election of Directors
The Board of Directors (the “Board”) recommends a vote “FOR” the listed nominees.
1.	Election of two Directors nominated by the Board to serve for a three-year term that expires at the 2014 Annual Meeting or until their respective successors have been elected and qualified.

For	Withhold
01—Louise L. McCormick
02—John F. Sasen, Sr.
B.	Issues
The Board of Directors recommends a vote “FOR” each of the following:

For	Against	Abstain
2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as Heska Corporation’s independent registered public accountant.

3.	Advisory vote with respect to voting by proxyholders, if other business properly comes before the 2011 Annual Meeting.
C.	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please date and sign exactly as your name or names appear herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.
Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

		/	/

1 U P X	H H H	P P P P	001808

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Proxy—Heska Corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Robert B. Grieve, Ph.D., Jason A. Napolitano and Michael A. Bent, and each of them, as proxies, with full power of substitution (the “Proxies”), and hereby authorizes them to represent and vote, as designated below, all shares of the Public Common Stock of Heska Corporation, a Delaware corporation (the “Company”), held of record by the undersigned on March 16, 2011, at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the corporate offices of the Company located at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538 at 9:00 a.m., local time, on Tuesday, May 3, 2011, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated March 29, 2011, and a copy of Heska Corporation’s corporate 2010 Annual Report as well as a copy of Heska Corporation’s annual report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Heska Corporation, gives notice of such revocation. This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder, as explained below.
THIS PROXY IS TO BE VOTED “FOR” OR “WITHHOLD” AS MARKED REGARDING THE ELECTION OF DIRECTORS AND “FOR” OR “AGAINST” AS MARKED REGARDING THE RATIFICATION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT. A PROXY MARKED “ABSTAIN” OR A PROXY THAT DOES NOT INDICATE A SINGLE PREFERENCE OTHER THAN “ABSTAIN” ON A GIVEN MATTER WILL NOT BE TREATED AS PRESENT OR ENTITLED TO VOTE ON SUCH MATTER AND WILL BE INTERPRETED AS A FORFEITURE OF THE RIGHT TO VOTE ON SUCH MATTER AND A FORFEITURE OF THE VOTING POWER PRESENT UNDERLYING THE FORFEITED VOTES REGARDING SUCH MATTER. REGARDLESS OF THE DIRECTION MADE, IF ANY, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2011
The Proxy Statement, this Proxy Card and our annual report on Form 10-K for the year ended
December 31, 2010 are available at https://materials.proxyvote.com/42805E.

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